Exhibit 10.21

Tribeca Lending Corp.
c/o Jeffrey Johnson
Chief Executive Officer
Franklin Credit Management Corporation
The Old Mercantile Exchange Building
Six Harrison Street
New York, NY 10013

July 19, 2005

RE: Rate and Fee Modifications

Jeff,

As a follow up to our recent conversations regarding certain terms of the outstanding loan facilities between Sky Bank and Tribeca Lending Corporation, I would like to reiterate the details of our agreements. Specifically the interest rate to be charged for new loan originations shall be the same as the rate that would be applicable to new term debt originated by Franklin Credit Management Corporation, based upon the letter I have sent to Franklin today. Further the origination fee to be charged on all future Tribeca term debt facilities shall be 50 BP of the amount financed. As for the warehouse line of credit, the new pricing shall be either Prime minus 50 BP or 250 BP over the FHLB Cincinnati one month advance rate to be determined by you at a future date.

We agree that these new terms have taken affect as of July 1, 2005, and the terms of all existing term debt facilities originated prior to that date shall remain unchanged, and all terms of the warehouse facility, other than the applicable interest rate, shall remain unchanged as found in a certain Warehousing Credit and Security Agreement by and between Tribeca Lending Corporation and Sky Bank dated September 30, 2003, as amended.

As always, please feel free to contact me with questions.

Regards,

/s/ Jerry S. Sutherin
Jerry S. Sutherin
Senior Vice President
Sky Bank, Specialty Lending Group
110 East Main Street
Salineville, OH 43945